Emergent Capital, Inc. Announces Third Quarter 2017 Results

Boca Raton, Fla., November 2, 2017 – Emergent Capital, Inc. (OTCQB: EMGC) ("Emergent" or the "Company"), today announced its financial results for the three and nine month periods ended September 30, 2017.
Three Months Ended September 30, 2017
Total income from continuing operations was $24.5 million for the three month period ended September 30, 2017 compared to $4.8 million for the same period in 2016. Income was impacted by an $11.6 million gain on the maturity of three policies during the quarter compared to a $4.0 million gain on maturity of two policies for the same period in 2016.
The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
Change in estimated probabilistic cash flows	$21,779	$21,143
Premiums paid during period	(21,068)	(18,414)
Change in life expectancy evaluation	(1,388)	(2,008)
Change in discount rates	13,452	—
Realized gain on maturities	11,597	4,014
Change in fair value of life settlements	$24,372	$4,735

Total expenses from continuing operations were $17.1 million for the three month period ended September 30, 2017 compared to income of $13.3 million for the same period in 2016. Expenses for the quarter ended September 30, 2017 were impacted by a $1.9 million increase in interest expense associated with increased borrowings and interest rate on the Company's White Eagle Revolving Credit Facility and approximately $2.0 million of loss on extinguishment of debt for the 15.0% Senior Secured Notes. The increase in expense was offset by a reduction in operating expenses of $1.9 million primarily related to a decrease in legal fees and professional fees of approximately $1.0 million and $1.5 million respectively.
Our results were impacted by a tax expense of approximately $3.2 million which comprised estimated cash taxes to be paid of approximately $878,000 and deferred tax expense of approximately $2.3 million.
The Company reduced its headcount from 20 employees to 12 employees during the three months ended September 30, 2017 and recognized a onetime severance cost of approximately $1.0 million related to this reduction, which is included in personnel cost and is being paid over a period of twelve months.
The Company reported net income from continuing operations of $4.2 million, or $0.03 per diluted share for the three month period ended September 30, 2017, compared to a net loss of $8.5 million, or $(0.31) per diluted share for the same period in 2016.

Nine Months Ended September 30, 2017
Total income from continuing operations for the nine month period ended September 30, 2017 was $53.5 million compared to a loss of $2.6 million during the same period in 2016. Income for the nine months ended September 30, 2017 was comprised mainly of a gain on maturity of ten life settlements of $30.6 million compared to a net gain of $14.8 million on maturity of ten life settlements during the same period in 2016. During the nine months ended September 30, 2016, the Company adopted the 2015 Valuation Basic Tables ("2015 VBT"), smoker and gender distinct tables to determine the value of the policies. The adoption reduced the fair value of the Company's life settlements by $17.6 million.
The following table provides a summary of the components of income from the Company's life settlements.

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Change in estimated probabilistic cash flows	67,563	$57,762
Premiums paid during period	(63,101)	(52,750)
2015 VBT Adoption	—	(17,638)
Change in life expectancy evaluation	4,818	(12,252)
Change in discount rates	13,411	7,149
Unrealized gain on acquisitions	—	262
Realized gain on maturities	30,603	14,777
Change in fair value of life settlements	$53,294	$(2,690)

Total expenses from continuing operations were $50.7 million for the nine month period ended September 30, 2017 compared to $23.2 million for the same period in 2016. Expenses during the nine months ended September 30, 2016 were significantly impacted by the adoption of the 2015 VBT, which resulted in a $15.7 million reduction in the fair value of the Revolving Credit Facilities.
The Company's expenses for the nine months ended September 30, 2017 were impacted by an increase of $4.1 million in interest expense of which approximately $3.9 million is associated with increased borrowings on the Company's White Eagle Revolving Credit Facility, $1.9 million for the 8.5% Senior Unsecured Convertible Notes which included a onetime debt modification cost of approximately $2.5 million, offset by a $3.2 million reduction for the Red Falcon Revolving Credit Facility which was repaid in December 2016. Expenses were also impacted by approximately $6.0 million reduction in operating expenses primarily due to a $2.9 million, $1.9 million and $1.0 million decrease in legal fees, professional fees and personnel costs, respectively, when compared to the nine month period ended September 30, 2016.
Our results were impacted by a tax expense of approximately $3.2 million which comprised estimated cash taxes to be paid of approximately $878,000 and deferred tax expense of approximately $2.3 million.

The Company reported a net loss from continuing operations of $372,000, or $(0.01) per fully diluted share, for the nine month period ended September 30, 2017, compared to a net loss of $25.8 million, or $(0.94) per fully diluted share, for the same period in 2016.

Life Settlements Portfolio Highlights
On September 30, 2017, the estimated fair value of the Company’s 611 life insurance policies was $555.2 million compared to $498.4 million for 621 life insurance policies at December 31, 2016. The weighted average discount rate was 15.93% and 16.37% at September 30, 2017 and December 31, 2016, respectively. The aggregate face value of the Company's portfolio of life insurance policies was approximately $2.9 billion on September 30, 2017.
During the quarter, three life insurance policies that served as collateral under the revolving credit facility matured with a face value totaling $16.5 million.
As of September 30, 2017, the Company had cash and cash equivalents and certificates of deposit of $36.7 million and a Book Value per share of $1.28.

About Emergent Capital, Inc.
Emergent (OTCQB: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
Steve Scott
Emergent Capital, Inc.
Director, Life Finances
561.995.4240
IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Income
Change in fair value of life settlements	$24,372	$4,735	$53,294	$(2,690)
Other income	116	32	245	125
Total income	24,488	4,767	53,539	(2,565)
Expenses
Interest expense	9,773	7,895	25,471	21,330
Loss on Extinguishment of Debt	2,018	—	2,018	—
Change in fair value of Revolving Credit Facilities	1,163	(551)	11,209	(16,121)
Personnel costs	2,040	1,303	4,174	5,133
Legal fees	821	1,833	2,473	5,361
Professional fees	667	2,136	3,475	5,347
Insurance	198	200	587	639
Other selling, general and administrative expenses	381	494	1,294	1,511
Total expenses	17,061	13,310	50,701	23,200
Income (loss) from continuing operations before income taxes	7,427	(8,543)	2,838	(25,765)
(Benefit) provision for income taxes	3,210	—	3,210	—
Net income (loss) from continuing operations	$4,217	$(8,543)	$(372)	$(25,765)
Discontinued Operations:
Income (loss) from discontinued operations	(33)	(54)	(257)	(248)
(Benefit) provision for income taxes	—	—	—	—
Net income (loss) from discontinued operations	(33)	(54)	(257)	(248)
Net income (loss)	$4,184	$(8,597)	$(629)	$(26,013)
Basic income (loss) per share:
Continuing operations	$0.04	$(0.31)	$(0.01)	$(0.94)
Discontinued operations	$—	$—	$—	$(0.01)
Net income (loss) - basic	$0.04	$(0.31)	$(0.01)	$(0.95)
Diluted income (loss) per share:
Continuing operations	$0.03	$(0.31)	$(0.01)	$(0.94)
Discontinued operations	$—	$—	$—	$(0.01)
Net income (loss) - diluted	$0.03	$(0.31)	$(0.01)	$(0.95)
Weighted average shares outstanding:
Basic	115,462,646	27,614,441	57,580,062	27,529,120
Diluted	137,083,825	27,614,441	57,580,062	27,529,120

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$21,689	$2,246
Cash and cash equivalents (VIE)	14,004	9,072
Certificates of deposit	1,007	6,025
Prepaid expenses and other assets	795	1,112
Deposits - other	1,377	1,347
Life settlements, at estimated fair value	721	680
Life settlements, at estimated fair value (VIE)	554,501	497,720
Receivable for maturity of life settlements (VIE)	30,200	5,000
Fixed assets, net	166	232
Investment in affiliates	2,384	2,384
Total assets	$626,844	$525,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$3,024	$2,590
Accounts payable and accrued expenses (VIE)	832	593
Other liabilities	210	359
Interest payable - 8.5% Convertible Notes	21	2,272
8.5% Convertible Notes, net of discount and deferred debt costs	1,077	60,535
Interest payable - 5.0% Convertible Notes	485	—
5.0% Convertible Notes, net of discount and deferred debt costs	68,358	—
Interest payable - 15.0% Senior Secured Notes	—	213
15.0% Senior Secured Notes, net of deferred debt costs	—	29,297
Interest payable - 8.5% Senior Secured Notes	124	—
8.5% Senior Secured Notes, net of deferred debt costs	33,863	—
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	316,166	257,085
Deferred tax liability	2,332	—
Current tax liability	878	—
Total liabilities	427,370	352,944
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 415,000,000 authorized at September 30, 2017 and 80,000,000 at December 31, 2016; 156,572,976 issued and 155,964,976 outstanding as of September 30, 2017 and 29,021,844 issued and 28,413,844 outstanding as of December 31, 2016	1,565	290
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of September 30, 2017 and December 31, 2016)	—	—
Treasury Stock, net of issuance cost (608,000 shares as of September 30, 2017 and December 31, 2016)	(2,534)	(2,534)
Additional paid-in-capital	333,601	307,647
Accumulated deficit	(133,158)	(132,529)
Total stockholders’ equity	199,474	172,874
Total liabilities and stockholders’ equity	$626,844	$525,818
 *    Derived from audited consolidated financial statements.

Selected Operating Data (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Period Acquisitions — Policies Owned
Number of policies acquired	—	—	—	1
Average age of insured at acquisition	—	—	—	90.3
Average life expectancy — Calculated LE (Years)	—	—	—	2.3
Average death benefit	$—	$—	$—	$690
Aggregate purchase price	$—	$—	$—	$16
End of Period — Policies Owned
Number of policies owned	611	623	611	623
Average age of insured	83.2	82.2	83.2	82.2
Average death benefit per policy	$4,726	$4,741	$4,726	$4,741
Average Life Expectancy — Calculated LE (Years)	8.5	9.2	8.5	9.2
Aggregate Death Benefit	$2,887,827	$2,953,796	$2,887,827	$2,953,796
Aggregate fair value	$555,222	$483,395	$555,222	$483,395
Monthly premium — average per policy	$11.8	$10.6	$11.8	$10.6
Period Maturities
Number of policies matured	3	2	10	10
Average age of insured at maturity	80.3	85.2	82.6	85.6
Average life expectancy - Calculated LE (Years)	6.8	1.8	4.4	3.7
Aggregate death benefit	$16,500	$12,800	$59,573	$29,980
Gains on maturity	$11,597	$4,014	$30,603	$14,777
Proceeds collected	$8,200	$7,000	$34,373	$27,980

Company Contact:

Steve Scott
Emergent Capital, Inc.
Director, Life Finances
561.995.4240
IR@emergentcapital.com
www.emergentcapital.com